Exhibit 99.1

Concho Resources Inc. Reports First Quarter 2013 Financial and Operating Results

MIDLAND, Texas--(BUSINESS WIRE)--May 1, 2013--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported financial and operating results for the three months ended March 31, 2013. Highlights for the three months ended March 31, 2013 include:

  Production from continuing operations of 7.7 million barrels of oil equivalent (“MMBoe”) for the first quarter of 2013, a 19% increase over the first quarter of 2012
  Net income of $30.1 million, or $0.29 per diluted share, for the first quarter of 2013, as compared to net income of $31.1 million, or $0.30 per diluted share, for the first quarter of 2012
  Adjusted net income1 (non-GAAP) of $60.3 million, or $0.58 per diluted share, for the first quarter of 2013, as compared to $108.2 million, or $1.04 per diluted share, for the first quarter of 2012
  EBITDAX2 (non-GAAP) of $340.7 million for the first quarter of 2013

1 Adjusted net income (non-GAAP) is comparable to securities analyst estimates. For an explanation of how the Company calculates and uses adjusted net income (non-GAAP) and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

2 For an explanation of how the Company calculates and uses EBITDAX (non-GAAP) and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see "Supplemental Non-GAAP Financial Measures" below.

First Quarter 2013 Financial Results

Production from continuing operations for the first quarter of 2013 totaled 7.7 MMBoe (4.8 million barrels of oil (“MMBbls”) and 17.8 billion cubic feet of natural gas (“Bcf”)), an increase of 19% as compared to 6.5 MMBoe (3.9 MMBbls and 15.5 Bcf) produced in the first quarter of 2012.

Tim Leach, Concho's Chairman, CEO and President commented, “I am pleased with the operational performance of our business despite the unprecedented widening of the Permian oil basis differential during the quarter. Through the first three months of the year, I believe we are on track to deliver on our annual production guidance and capital budget. We continue to build upon our horizontal success in the Delaware Basin, where production increased 10% over the previous quarter. The Delaware Basin also contributed to overall oil growth of 3% over the previous quarter and will be a key source of oil growth for years to come.”

For the first quarter of 2013, the Company reported net income of $30.1 million, or $0.29 per diluted share, as compared to net income of $31.1 million, or $0.30 per diluted share, for the first quarter of 2012. The Company’s first quarter 2013 results were impacted by several non-cash items including: (1) a $65.0 million unrealized mark-to-market loss on commodity derivatives; (2) $4.4 million of leasehold abandonments; and (3) a $20.4 million gain on sale of assets related to estimates of post-closing adjustments on the December 2012 divestment (included in discontinued operations). Excluding these items and their tax effects, first quarter 2013 adjusted net income (non-GAAP) was $60.3 million, or $0.58 per diluted share. Excluding similar non-cash items and their tax impact, adjusted net income (non-GAAP) for the first quarter of 2012 was $108.2 million, or $1.04 per diluted share. For a description and a reconciliation of net income (GAAP) to adjusted net income (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

EBITDAX was $340.7 million in the first quarter of 2013, a decrease of 6% from $362.1 million reported in the first quarter of 2012. For a description and a reconciliation of net income (GAAP) to EBITDAX (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Oil and natural gas sales from continuing operations for the first quarter of 2013 decreased 0.3% when compared to the first quarter of 2012. This decrease was attributable to a 16% decrease ($15.61 per barrel) in the Company’s unhedged realized oil price and a 23% decrease ($1.35 per Mcf) in the Company’s unhedged realized natural gas price, which was partially offset by a 19% increase in production from continuing operations.

The Company’s realized oil price for the first quarter of 2013 and fourth quarter of 2012 was adversely affected by the expansion of the Midland-to-Cushing basis differential. The Midland-to-Cushing Basis differential was $7.80 per barrel and $3.57 per barrel for the first quarter of 2013 and fourth quarter of 2012, respectively, compared to $1.48 per barrel in the first quarter of 2012. The Midland-to-Cushing Basis differential for April and May of 2013 was $0.38 and $0.17 per barrel, respectively. The decrease in realized natural gas prices between comparable periods is primarily due to the decrease in the value of the natural gas liquids included in the Company’s natural gas revenues despite an increase between comparable periods in the NYMEX natural gas price.

Oil and natural gas production expense from continuing operations for the first quarter of 2013, including oil and natural gas taxes, totaled $100.8 million, or $13.05 per barrel of oil equivalent (“Boe”), a 4% increase per Boe from the first quarter of 2012. This increase was due primarily to higher lease operating expenses and workover costs, which averaged $7.74 per Boe in the first quarter of 2013 as compared to $6.58 per Boe in the first quarter of 2012, which was partially offset by lower oil and natural gas taxes, which averaged $5.31 per Boe in the first quarter of 2013 as compared to $5.96 per Boe in the first quarter of 2012. The decrease in oil and natural gas taxes per Boe in the first quarter of 2013 as compared to the first quarter of 2012 was primarily due to lower realized oil and natural gas prices.

Depreciation, depletion and amortization expense from continuing operations for the first quarter of 2013 totaled $168.4 million, or $21.79 per Boe, an 11% increase per Boe from the first quarter of 2012.

General and administrative expense (“G&A”) from continuing operations for the first quarter of 2013 totaled $43.3 million, or $5.60 per Boe, as compared to $28.0 million, or $4.30 per Boe, in the first quarter of 2012. Cash G&A for the first quarter of 2013 totaled $36.5 million and stock-based compensation (non-cash) totaled $6.8 million. The increase in per Boe expense for the first quarter of 2013 over the first quarter of 2012 was primarily due to a 55% increase in absolute G&A expenses, including in 2013 an adjustment to the employee bonus accrual for services rendered in 2012 of approximately $5.9 million, or $0.76 per Boe, and was partially offset by a 19% increase in production from continuing operations.

The Company’s cash flow from operating activities (GAAP) was $219.7 million for the first three months of 2013, as compared to $345.9 million for the first three months of 2012, a decrease of 36%. Adjusted cash flows (non-GAAP), which are cash flows from operating activities (GAAP) adjusted for settlements paid on or received from derivatives not designated as hedges, were $225.7 million for the first three months of 2013, as compared to $314.0 million for the first three months of 2012, a decrease of 28%. For a description of the use of adjusted cash flows (non-GAAP) and for a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

In the first quarter of 2013, the Company collected net cash receipts on derivatives not designated as hedges of $6.0 million and the non-cash unrealized mark-to-market loss on derivatives not designated as hedges was $65.0 million. In comparison, the Company made net cash payments of $31.9 million on derivatives not designated as hedges and reported a $126.2 million non-cash unrealized mark-to-market loss on derivatives not designated as hedges in the first quarter of 2012. To better understand the impact of the Company’s derivative positions and their impact on the statements of operations, please see the “Summary Production and Price Data” and “Derivatives Information” tables at the end of this press release.

Operations

For the quarter ended March 31, 2013, the Company commenced the drilling of or participated in a total of 190 gross wells (143 operated). The company had a 100% success rate on the 164 wells that were completed in the first quarter of 2013.

The table below summarizes the Company’s gross drilling activities by core area for the first quarter of 2013:

1Q 2013
	Total Wells	Operated Wells	Completed Wells

New Mexico Shelf	64	31	46
Texas Permian	80	80	79
Delaware Basin	46	32	39
Total	190	143	164

Currently, the Company is operating 31 drilling rigs; 5 of these rigs are drilling in the New Mexico Shelf, 14 are drilling in the Texas Permian and 12 are drilling in the Delaware Basin. Of the Company’s 32 operated rigs, 17 are drilling horizontally, including 3 in the New Mexico shelf, 2 in the Texas Permian and 12 in the Delaware Basin.

Delaware Basin

Of the 46 wells drilled in the Delaware Basin, 39 were Bone Spring sands wells, 2 were Avalon shale wells and 5 were Wolfcamp shale wells. The Company’s net production in the first quarter of 2013 from horizontal Delaware Basin wells averaged approximately 23,200 Boepd, an 87% increase over the first quarter of 2012 and an increase of 10% over the fourth quarter of 2012.

Credit Facility

At March 31, 2013, the Company had borrowings outstanding under the credit facility of $467.4 million, and availability under the credit facility was approximately $2.0 billion.

Derivative Update

The Company maintains an active crude oil hedging program and recently initiated hedge positions on natural gas. In addition, Concho has increased its crude oil basis swaps that limit the Company’s exposure to the Midland-to-Cushing basis differential. Concho has hedged the crude oil basis differential from (1) April 2013 to December 2013 at an average price of $1.13 per barrel and (2) January 2014 to June 2014 at an average price of $0.50 per barrel. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Guidance Update

Assuming (1) natural gas prices for the remainder of 2013 range from $4.00 per Mcf to $4.75 per Mcf and (2) the value of the natural gas liquids barrel embedded in the Company’s natural gas revenues remains relatively flat to the first quarter of 2013, natural gas differential to the NYMEX natural gas price should range from 120% to 140% compared to previous guidance of 140% to 160%.

Conference Call Information

The Company will host a conference call on Thursday, May 2, 2013 at 9:00 a.m. Central Time to discuss the first quarter 2013 financial and operating results. Interested parties may listen to the conference call via the Company’s website at www.concho.com or by dialing (877) 474-9506 (passcode: 10393063). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 16568973).

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, operations, performance, production growth, returns, divestitures, capital expenditure budget, the timing and estimated proceeds of the closing of the sale of the non-core properties, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K filing and risks relating to declines in the prices Concho receives for the Company’s oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of the Company’s capital resources and liquidity; risks related to the concentration of the Company’s operations in the Permian Basin; the results of the Company’s hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about the Company’s ability to replace reserves and economically develop the Company’s current reserves; competition in the oil and natural gas industry; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	March 31,	December 31,
(in thousands, except share and per share amounts)	2013	2012
Assets
Current assets:
Cash and cash equivalents	$974	$2,880
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	195,524	198,053
Joint operations and other	209,057	202,738
Derivative instruments	7,201	35,942
Deferred income taxes	16,420	-
Prepaid costs and other	17,226	19,269
Total current assets	446,402	458,882
Property and equipment:
Oil and natural gas properties, successful efforts method	9,907,856	9,455,599
Accumulated depletion and depreciation	(1,729,399)	(1,565,316)
Total oil and natural gas properties, net	8,178,457	7,890,283
Other property and equipment, net	103,578	103,141
Total property and equipment, net	8,282,035	7,993,424
Deferred loan costs, net	74,355	77,609
Intangible asset - operating rights, net	29,711	30,076
Inventory	20,604	20,611
Noncurrent derivative instruments	2,908	2,769
Other assets	7,383	6,066
Total assets	$8,863,398	$8,589,437
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$7,333	$31,144
Related parties	629	185
Bank overdrafts	39,000	24,275
Revenue payable	133,389	162,073
Accrued and prepaid drilling costs	371,976	351,919
Derivative instruments	34,029	1,584
Deferred income taxes	-	8,566
Other current liabilities	183,432	160,340
Total current liabilities	769,788	740,086
Long-term debt	3,264,626	3,101,103
Deferred income taxes	1,220,440	1,186,621
Noncurrent derivative instruments	16,035	12,049
Asset retirement obligations and other long-term liabilities	87,026	83,382
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 104,848,854 and 104,668,427 shares issued at March 31, 2013 and December 31, 2012, respectively	105	105
Additional paid-in capital	1,994,817	1,982,714
Retained earnings	1,520,656	1,490,563
Treasury stock, at cost; 118,591 and 86,861 shares at March 31, 2013 and December 31, 2012, respectively	(10,095)	(7,186)
Total stockholders’ equity	3,505,483	3,466,196
Total liabilities and stockholders’ equity	$8,863,398	$8,589,437

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2013	2012

Operating revenues:
Oil sales	$393,208	$383,963
Natural gas sales	78,919	89,821
Total operating revenues	472,127	473,784
Operating costs and expenses:
Oil and natural gas production	100,845	81,577
Exploration and abandonments	18,407	5,979
Depreciation, depletion and amortization	168,420	127,263
Accretion of discount on asset retirement obligations	1,394	841
General and administrative (including non-cash stock-based compensation of $6,767 and $6,128 for the three months ended March 31, 2013 and 2012, respectively)	43,293	27,979
Loss on derivatives not designated as hedges	59,017	158,093
Total operating costs and expenses	391,376	401,732
Income from operations	80,751	72,052
Other income (expense):
Interest expense	(52,106)	(35,837)
Other, net	(109)	(1,268)
Total other expense	(52,215)	(37,105)
Income from continuing operations before income taxes	28,536	34,947
Income tax expense	(10,977)	(13,615)
Income from continuing operations	17,559	21,332
Income from discontinued operations, net of tax	12,534	9,785
Net income	$30,093	$31,117
Basic earnings per share:
Income from continuing operations	$0.17	$0.21
Income from discontinued operations, net of tax	0.12	0.09
Net income	$0.29	$0.30
Weighted average shares used in basic earnings per share	103,631	102,854
Diluted earnings per share:
Income from continuing operations	$0.17	$0.21
Income from discontinued operations, net of tax	0.12	0.09
Net income	$0.29	$0.30
Weighted average shares used in diluted earnings per share	104,345	103,770

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended
	March 31,
(in thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,093	$31,117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	168,420	127,263
Accretion of discount on asset retirement obligations	1,394	841
Exploration and abandonments, including dry holes	4,478	3,102
Non-cash compensation expense	6,767	6,128
Deferred income taxes	11,500	12,007
Loss on sale of assets, net	5	895
Loss on derivatives not designated as hedges	59,017	158,093
Discontinued operations	(19,754)	9,315
Other non-cash items	3,376	2,818
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	12,608	(19,102)
Prepaid costs and other	726	(1,494)
Inventory	(21)	6,328
Accounts payable	(27,679)	(11,727)
Revenue payable	(15,636)	31,722
Other current liabilities	(15,623)	(11,401)
Net cash provided by operating activities	219,671	345,905
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and natural gas properties	(419,766)	(541,665)
Additions to other property and equipment	(4,244)	(20,234)
Proceeds from the sale of assets	15,865	669
Funds held in escrow	-	17,394
Settlements received from (paid on) derivatives not designated as hedges	6,016	(31,911)
Net cash used in investing activities	(402,129)	(575,747)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	626,700	1,180,000
Payments of debt	(463,300)	(978,500)
Exercise of stock options	2,059	2,996
Excess tax benefit from stock-based compensation	3,277	6,781
Payments for loan costs	-	(10,050)
Purchase of treasury stock	(2,909)	(2,038)
Bank overdrafts	14,725	30,917
Net cash provided by financing activities	180,552	230,106
Net increase (decrease) in cash and cash equivalents	(1,906)	264
Cash and cash equivalents at beginning of period	2,880	342
Cash and cash equivalents at end of period	$974	$606
SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees	$43,988	$51,647
Cash paid for income taxes	$3,145	$5,455

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information from the Company’s continuing and discontinued operations concerning production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2013	2012

Production and operating data from continuing and discontinued operations:
Net production volumes:
Oil (MBbl)	4,767	4,214
Natural gas (MMcf)	17,798	16,229
Total (MBoe)	7,733	6,919

Average daily production volumes:
Oil (Bbl)	52,967	46,308
Natural gas (Mcf)	197,756	178,341
Total (Boe)	85,926	76,032

Average prices:
Oil, without derivatives (Bbl)	$82.49	$98.16
Oil, with derivatives (Bbl) (a)	$83.75	$90.52
Natural gas, without derivatives (Mcf)	$4.43	$5.80
Natural gas, with derivatives (Mcf) (a)	$4.43	$5.82
Total, without derivatives (Boe)	$61.05	$73.39
Total, with derivatives (Boe) (a)	$61.83	$68.78

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.74	$7.28
Oil and natural gas taxes	$5.31	$6.04
Depreciation, depletion and amortization	$21.79	$19.64
General and administrative	$5.60	$3.96

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in loss on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Loss on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$6,016	$(32,196)
Cash receipts from natural gas derivatives	-	285
Unrealized mark-to-market loss on commodity derivatives	(65,033)	(126,182)
Loss on derivatives not designated as hedges	$(59,017)	$(158,093)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

The following table sets forth summary information from the Company’s continuing operations concerning production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2013	2012

Production and operating data from continuing operations:
Net production volumes:
Oil (MBbl)	4,767	3,914
Natural gas (MMcf)	17,798	15,539
Total (MBoe)	7,733	6,504

Average daily production volumes:
Oil (Bbl)	52,967	43,011
Natural gas (Mcf)	197,756	170,758
Total (Boe)	85,926	71,471

Average prices:
Oil, without derivatives (Bbl)	$82.49	$98.10
Oil, with derivatives (Bbl) (a)	$83.75	$89.87
Natural gas, without derivatives (Mcf)	$4.43	$5.78
Natural gas, with derivatives (Mcf) (a)	$4.43	$5.80
Total, without derivatives (Boe)	$61.05	$72.85
Total, with derivatives (Boe) (a)	$61.83	$67.94

Operating costs and expenses per Boe:
Lease operating expenses and workover costs	$7.74	$6.58
Oil and natural gas taxes	$5.31	$5.96
Depreciation, depletion and amortization	$21.79	$19.57
General and administrative	$5.60	$4.30

(a)	Includes the effect of cash settlements received from (paid on) commodity derivatives not designated as hedges and reported in operating costs and expenses. The following table reflects the amounts of cash settlements received from (paid on) commodity derivatives not designated as hedges that were included in computing average prices with derivatives and reconciles to the amount in loss on derivatives not designated as hedges as reported in the statements of operations:

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Loss on derivatives not designated as hedges:
Cash receipts from (payments on) oil derivatives	$6,016	$(32,196)
Cash receipts from natural gas derivatives	-	285
Unrealized mark-to-market loss on commodity derivatives	(65,033)	(126,182)
Loss on derivatives not designated as hedges	$(59,017)	$(158,093)

The presentation of average prices with derivatives is a non-GAAP measure as a result of including the cash receipts from (payments on) commodity derivatives that are presented in loss on derivatives not designated as hedges in the statements of operations. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The following tables provide information that the Company believes may be useful to investors who follow the practice of some industry analysts who adjust reported company net income and cash flows from operating activities to exclude certain non-cash items.

Adjusted Net Income

The following table provides a reconciliation of net income (GAAP) to adjusted net income (non-GAAP) for the three months March 31, 2013 and 2012.

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2013	2012

Net income - as reported	$30,093	$31,117

Adjustments for certain non-cash items:
Unrealized loss on commodity derivatives	65,033	126,182
Leasehold abandonments	4,387	120
Discontinued operations:
Gain on sale of assets	(20,363)	-
Tax impact (a)	(18,887)	(49,258)
Adjusted net income	$60,263	$108,161

Adjusted basic earnings per share:
Adjusted net income per share	$0.58	$1.05
Weighted average shares used in adjusted basic earnings per share	103,631	102,854

Adjusted diluted earnings per share:
Adjusted net income per share	$0.58	$1.04
Weighted average shares used in adjusted diluted earnings per share	104,345	103,770

(a)	The tax impact is computed utilizing the Company's adjusted statutory effective federal and state income tax rates. The income tax rates for the three months ended March 31, 2013 and 2012 were 38.5% and 39.0%, respectively.

Adjusted Cash Flows

The following table provides a reconciliation of cash flows from operating activities (GAAP) to adjusted cash flows (non-GAAP) for the three months ended March 31, 2013 and 2012.

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Cash flows from operating activities	$219,671	$345,905
Settlements received from (paid on) derivatives not designated as hedges (a)	6,016	(31,911)
Adjusted cash flows	$225,687	$313,994

(a) Amounts are presented in cash flows from investing activities for GAAP purposes.

EBITDAX

EBITDAX (as defined below) is presented herein, and reconciled from the generally accepted accounting principles ("GAAP") measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund exploration and development activities.

The Company defines EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation, depletion and amortization expense, (3) accretion expense, (4) non-cash stock-based compensation expense, (5) unrealized (gain) loss on derivatives not designated as hedges, (6) loss on sale of assets, (7) interest expense, (8) federal and state income taxes on continuing operations and (9) similar items listed above that are presented in discontinued operations. EBITDAX is not a measure of net income or cash flows as determined by GAAP.

The Company’s EBITDAX measure (which includes continuing and discontinued operations) provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users, of the Company’s consolidated financial statements. For example, EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX for the three months ended March 31, 2013 and 2012:

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Net income	$30,093	$31,117
Exploration and abandonments	18,407	5,979
Depreciation, depletion and amortization	168,420	127,263
Accretion of discount on asset retirement obligations	1,394	841
Non-cash stock-based compensation	6,767	6,128
Unrealized loss on derivatives not designated as hedges	65,033	126,182
Loss of sale of assets, net	5	895
Interest expense	52,106	35,837
Income tax expense from continuing operations	10,977	13,615
Discontinued operations	(12,534)	14,255
EBITDAX	$340,668	$362,112

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for the three months ended March 31, 2013 and 2012.

Costs incurred for oil and natural gas producing activities (a)

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Property acquisition costs:
Proved	$1,885	$160,047
Unproved	27,896	39,356
Exploration	266,690	184,483
Development	174,722	194,731
Total costs incurred for oil and natural gas properties	$471,193	$578,617

(a)	The costs incurred for oil and natural gas producing activities includes the following amounts of asset retirement obligations:

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Proved property acquisition costs	$161	$-
Exploration costs	734	2,050
Development costs	1,530	798
Total asset retirement obligations	$2,425	$2,848

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at May 1, 2013.

		2013
		Second Quarter	Third Quarter	Fourth Quarter	Total	2014	2015	2016	2017

Oil Swaps: (a)
	Volume (Bbl)	4,191,000	3,963,000	3,608,000	11,762,000	12,262,000	3,316,000	429,000	168,000

	Price (Bbl)	$95.53	$95.17	$95.01	$95.25	$91.33	$87.19	$88.31	$87.00

Oil Basis Swaps: (b)
	Volume (Bbl)	3,608,000	3,680,000	3,404,000	10,692,000	1,810,000	-	-	-

	Price (Bbl)	$(1.16)	$(1.11)	$(1.12)	$(1.13)	$(0.50)	$-	$-	$-

Natural Gas Swaps: (c)
	Volume (MMBtu)	2,280,000	6,992,000	6,992,000	16,264,000	-	-	-	-

	Price (MMBtu)	$4.25	$4.25	$4.25	$4.25	$-	$-	$-	$-

Natural Gas Collars: (d)
	Volume (MMBtu)	-	-	-	-	21,900,000	-	-	-

	Price (MMBtu)	$-	$-	$-	$-	$3.85 – 4.40	$-	$-	$-

(a)	The index prices for the oil contracts are based on the NYMEX – West Texas Intermediate monthly average futures price.
(b)	The basis differential price is between Midland – WTI and Cushing – WTI.
(c)	The index prices for the natural gas price swaps are based on the NYMEX – Henry Hub last trading day futures price.
(d)	The index prices for the natural gas collars are based on the El Paso Permian delivery point.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy